Exhibit 4.19

Tenancy Agreement

Lessor (Party A): Zhang Tiejun

ID number: 230229198212220017

Tenant (Party B): Hangzhou Long Yun Network Technology Co.Ltd.

According to relevant legislations and regulations of the People s Republic of China and the relevant regulations of the city, both parties A and B, based on fairness, voluntariness, and equality, by consensus Party A will lease its legally owned property to Party B, and Party B will rent and use Party A’s property in accordance with this agreement.

I.	Basic information of the property or Housing basic information

1.	Party A leases to Party B the property legally owned by Party A, located at Room 1803, Yintai International Business Center, No. 1600 Science and Technology Museum Street, Changhe Street, Binjiang District.

2.	The building area of the property rented by Party A to Party B is 288.8 m2(two hundred and eighty eight point eight square metres).

3.	Decoration and condition of facilities of the property: office decoration (see the list of items for details).

II.	Leasing purpose

1.	Party B undertakes to Party A to lease the premises for Office use.

2.	During the lease term, Party A shall cooperate in providing Party B with the information required for the business licenses and other related documents.

III.	Lease term

1.	The lease period of the property is from July 4, 2020 to July 3, 2022.

2.	The rent-free period is from June 24, 2020 to July 3, 2020, a total of 10 days.

IV.	Lease delivery date

Party A will deliver the above premises to Party B on June 24, 2020.

V.	Rents and Payment Method

1.	The first year’s rent of the property is RMB 241,776.00 yuan. The rent will be increased by 5% every year. The rent for the second year is RMB 253,864.80yuan, in capital letters: Two hundred and fifty-three thousand eight hundred and sixty-eight yuan and eighty cents, the rent does not include the lease tax, if the lease tax is required to be paid, it will be borne by Party B.

2.	Party A will provide Party B with one underground parking space, parking space No. C3310, with a monthly rent of 500 Yuan/month.

3.	The rent of the building and the rent of the parking space shall be paid semi-annually, the first installment of rent shall be paid before July 4, 2020, and each subsequent installment shall be paid within 30 days before the due date. Specific payments are as follows:

(1)	First installment: Rents (including parking space rents) will be paid by July 4, 2020, in the amount of RMB 123,888.00. in capital letters: One hundred and twenty-three thousand eight hundred and eighty-eight yuan;

(2)	Second installment: Rents (including parking space rents) of RMB 123,888.00 by January 4, 2020 in capital letters: One hundred and twenty-three thousand eight hundred and eighty-eight yuan;

(3)	Third installment: Rents (including parking space rents) of RMB 129,932.4 by July 4, 2021. in capital letters: one hundred and twenty-nine thousand nine hundred and thirty-two yuan and four cents;

(4)	Fourth installment: The rent (including parking space rents) will be paid by January 4, 2022, in the amount of RMB129,932.4, in capital letters: one hundred and twenty-nine thousand nine hundred and thirty-two yuan and four cents.

4.Party A designated account number for payment:

Account name: Zhang Tiejun

Branch: Bank of Hangzhou Binjiang Branch

Account number: 62306 15710 8027 6079

Alipay account number: 13588715168 Account name: Zhang Tiejun

VI.	Other charges

1.	During the lease term, the property management fee, energy consumption fee, water fee, electricity fee, TV fee, broadband fee, and other related fees shall be borne by Party B. Party B shall pay them to the relevant departments.

2.	Party B shall pay RMB 40,296. 00 yuan in full, capitalized as forty thousand two hundred and ninety-six yuan in full, to Party A as the rental deposit of the property before, July 4, 2020, and Party A shall issue a receipt for the rental deposit to Party B after receiving the payment. After the expiration of the rental period and the settlement of all Party A shall return the deposit to Party B without interest within three days after settling the charges. If Party B does not settle the water, electricity, and property management fees according to the regulations, Party A has the right to refuse to return the deposit and return it to Party B when Party B has settled.

VII.	Liability for property maintenance

1.	During the lease term, Party A shall ensure the safety of the rented premises and ensure that Party B can use the rented premises in a normal and unhindered manner, Any third party shall not claim rights against Party B for the lease of the leased premises. Party B shall take care of and reasonably use the You shall take care of and reasonably use the rented premises and its appurtenances. If the property or facilities are damaged due to improper use by Party B, Party B shall be immediately responsible for maintaining or providing financial compensation.

2.	In addition to the existing decoration and facilities in the property, Party B may carry out decoration according to its own needs. Party B shall apply for declaration procedures to the relevant departments according to the regulations, and only after completing the relevant procedures, Party A shall unconditionally cooperate with this. Lease period If Party B retains the decoration at the request of Party A, Party A shall pay Party B the relevant fees according to the depreciation of the decoration: Party B shall not damage the structure of the property when removing the additional equipment. When Party B dismantles the additional equipment, it shall not damage the structure of the property, and only after the acceptance is approved shall it go through the procedure of withdrawal.

3.	The maintenance of the property shall be the responsibility of Party A, except for those agreed by both parties in this agreement or otherwise. If Party A does not maintenance the building within 7 days after Party B’s notice, Party B has the right to entrust a third party to carry out the maintenance, and the resulting maintenance costs shall be borne by Party A. The above costs can be directly deducted from the rent paid to Party A.

4.	Party A shall notify Party B in writing 7 days in advance of the maintenance of the property and its ancillary facilities, and Party B shall actively assist and cooperate. Because Party B obstructs Party B shall be responsible for the consequences of obstructing the owner of the property to carry out the maintenance work. However, Party A’s maintenance work shall not affect Party B’s normal business work, otherwise, Party B has the right to refuse.

5.	Both parties shall not be responsible for any damage to the property or loss caused to Party B due to irresistible reasons.

6.	Party A promises to deliver to Party B the rental housing to meet the conditions of normal use, and the current state of the housing to meet the acceptance of fire, health, and other use standards. If Party A does not meet the requirements of relevant laws and regulations when delivering, Party A shall bear the responsibility of rectification and maintenance . Party A shall bear the responsibility of rectification and maintenance and compensate for all the consequences caused, including but not limited to administrative penalties and Party B’s losses, etc.

VIII.	Sublease agreement

Party B may not sublease part or all of the leased property to others during the lease term.

IX.	Changes and Termination

1.	Party A or Party B may change or cancel this agreement for special reasons by mutual consultation agreement. By mutual consent of Party A and Party B, supplementary terms may be concluded. However, the supplementary terms shall conform to the national and city regulations on housing lease management.

2.	If the normal operation of the housing facilities or the normal supply of water or electricity is interrupted due to circumstances beyond Party A’s control, and the interruption period exceeds 15 days at a time, Party B has the right to terminate this agreement if it considers that the normal use of the housing is seriously affected.

3.	If the performance of this agreement cannot be continued or is difficult due to force majeure factors, both parties may agree to decide whether to cancel this agreement or partially waive the performance of this agreement . The parties may agree to terminate this agreement or be partially exempt from the responsibility of performing this agreement or extending the performance of this agreement.

4.	During the lease period, the property is approved by the relevant ministry of the city or district (county) government to move, or is restricted by judicial or administrative organs according to law. Its real estate rights, or other circumstances that are prohibited by laws and regulations that are not your responsibility of Party A. During the lease period, the property If the government approves the relocation of the property, the compensation for renovation, compensation for business closure, compensation for demolition, etc. obtained for the rented property shall belong to Party B.

5.	If Party A requests to terminate the lease agreement earlier than 12 months after the performance of this agreement , Party A shall notify Party B in writing 2 months in advance and give Party B not less than 15 days’ notice. Party A shall give Party B not less than 15 days written notice before terminating this agreement and repossessing the premises, and refunding Party B’s rental deposit and the rent paid for the period when the premises have not been used.

6.	If Party B decides to surrender the property more than 12 months after the implementation of this Agreement, Party B shall notify Party A in writing 2 months in advance and request Party A to The rental deposit and the rent paid but not yet used shall be refunded without any liability for breach of agreement.

X.	Party A’s liability for breach of agreement

1.	If Party A fails to deliver the property for Party B’s use at the time agreed in this agreement , Party A shall pay Party B liquidated damages at two times the daily rent for each day of overdue.

2.	During the lease term, if Party A terminates this agreement without authorization and takes back the property in advance, Party A shall also compensate Party B for the decoration costs if Party B has already carried out the decoration.

3.	During the lease term, if the ownership status or use of the leased premises is in dispute with a third party (including relevant institutions or units or individuals) and affects Party B’s use, and cannot be properly dealt with after Party A’s coordination, Party B has the right to terminate this Agreement (the date of termination of this Agreement shall be the date when Party B’s written notice of termination reaches Party A), and this Agreement shall be deemed to be unilaterally terminated by Party A, and Party A shall refund Party B Party A shall refund Party B the deposit and the rent paid but not yet used during the rental period, and pay Party B liquidated damages at two times of the monthly rent.

4.	During the lease term, if, after notice from Party B, there is damage to the roof, main structure, flooring (if any), drainage pipes (if any), gas pipes (if any), cables (if any) and other fixtures and equipment, resulting in Party B’s inability to use all the premises normally for 15 days or a total of 30 days, Party B shall have the right to terminate this Agreement (the date of termination of this Agreement shall be the date when Party B’s written notice of termination reaches Party A) and shall be deemed to be the date of termination of this Agreement. Party A shall return Party B’s deposit and the rent for the period when the rented premises have been paid but not yet used, and pay Party B liquidated damages at 2 times of the monthly rent.

5.	During the lease period, Party B shall have the right to terminate this Agreement if Party B cannot continue to use all the premises or cannot use all the premises for a total of 30 days due to Party A (the date of termination of this Agreement shall be the date when written notice of termination of this Agreement reaches Party A), and shall be deemed to have unilaterally terminated this Agreement. Party A shall refund Party B the deposit and the rent paid but not yet used, and pay Party B liquidated damages at 2 times of the monthly rent.

XI.	Party B’s liability for breach of agreement

During the lease period, Party B has one of the following behaviors-, Party A has the right to terminate this agreement and take back the property, and Party B shall pay Party A liquidated damages at 2 times of the monthly rent.

1.	If Party B does not change the structure of the moving property or damage the property according to the regulations of the relevant departments, and Party A gives written notice and still fails to correct it within the limited time.

2.	if you change the use of the leased premises as stipulated in this agreement without permission or use the premises for illegal and unlawful activities

3.	The rent is in arrears for more than 7 days in total

4.	The first installment of rent is not paid in accordance with the agreement ed time.

5.	Other liabilities for breach of agreement :

(1)	During the lease term, if Party B is late in delivering water, electricity, property management fees, etc. for more than one month, Party A has the right to stop supplying or using the property, and Party B shall bear all the consequences caused by this.

(2)	At the end of the lease period, if Party B is late in returning the property, Party B shall pay Party A liquidated damages in the form of 2 times of the original daily rent. Party B shall also compensate for any damage caused to Party A.

XII.	Termination of Agreement

1.	At the end of the lease period, Party A has the right to take back all the leased premises and Party B shall return them as scheduled.

2.	If Party B requests to renew the lease, it must submit its written intention to Party A within two months of the expiration of the lease. If Party B continues to lease, Party B shall have the priority to renew the lease contract under the same conditions.

3.	If Party B does not renew the lease, Party A may accompany the person who wants to rent the property to inspect the property within one month before the expiration of the lease without affecting the normal operation of Party B and with the consent of Party B.

4.	Party B shall move out the registered company within 30 days after the expiration date of the contract; if Party B cannot move out the registered company after the expiration date, Party B shall pay Party A for each day after the expiration date. For each day of overdue, Party B shall pay Party A one times of the original daily rent as liquidated damages, and Party B shall also compensate for any loss caused to Party A.

XIII.	Dispute resolution

Disputes between A and B in the course of performing this agreement shall be resolved through consultation. If negotiation fails Either party may bring a lawsuit to the people’s court where the house is located.

XIV.	This agreement, together with the annexes - two copies, one for each of A and B.

XV.	Other agreements

1.	Indoor existing office decoration and office furniture (see annex), Party A provides the above-mentioned office furniture to Party B for free use. Party B Party B shall return the furniture to Party A when Party B surrenders the lease, and Party B shall compensate for any damage, except for normal wear and tear:

2.	Party A provides Party B with 1 registered address: Room 1803, Yintai International Business Center, 1600 Science and Technology Museum Street, Changhe Street, Binjiang District.

Lessor manager (Party A): Zhang Tiejun Date of Signing: June 23, 2020	Tel:

Tenant (Party B): Date of Signing: June 23, 2020	Tel:

Annex:

Property Delivery Checklist

The condition of office furniture, electrical appliances, decoration, and other equipment and facilities attached to the property, as well as the damage and compensation.

Name	Brand	Unit	Quantity	Unit price	Remarks
Central Air Conditioning	Daikin	Unitary	4

Other related fees

Item	Unit	Unit Price	Start time	Starting number	Item	Unit	Unit Price	Start time	Starting number
Electricity bill

Property delivery confirmation	For the above situation, Party B has accepted and considered that the conditions of property delivery and inspection are met, and both parties have finished the settlement of electricity and property fees and agreed to accept.
Property delivery date: Year Month Day
	Party A (lessor) signature:	Party B (lessee) signature: